EXHIBIT 99.1

PRG-SCHULTZ INTERNATIONAL, INC. Reconciliation of Projected Net Earnings (Loss) to Projected EBITDA and Adjusted EBITDA*

Years Ended: 2006 - 2008

	Per the Offering Circular Dated February 1, 2006**

Description	2006	2007	2008
Net Earnings/(Loss)	(12,732)	4,635	9,442

Add Back:
Depreciation & Amortization	8,731	6,906	5,380
Interest Expense	13,879	15,318	14,846
Income Taxes	1,830	3,983	6,762

EBITDA	11,708	30,842	36,430

Financial Restructuring Expense	6,315	-	-

Adjusted EBITDA*	18,023	30,842	36,430

* Adjusted to exclude financial restructuring expenses

** Distributed in connection with the Company’s exchange offer, which closed on March 17, 2006. These projections are also contained in the Company’s registration statement as it was amended and filed on August 15, 2006.

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. The company believes these measures provide additional meaningful information in evaluating the company's performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a number of restrictive covenants related to the company's credit facilities use measures similar to EBITDA. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.